Exhibit 10.1

[Whole Foods Market, Inc. Letterhead]

June 14, 2017

Keith Manbeck
c/o Whole Foods Market, Inc.
550 Bowie Street
Austin, Texas  78703

Re:                             Qualifying Termination Upon or Following a Change of Control

Dear Keith:

Reference is made to the offer letter, dated May 2, 2017 (the “Offer Letter”), by and between Whole Foods Market, Inc. (the “Company”) and you.  This letter agreement (this “Agreement”) constitutes the “change of control agreement” referred to in the Offer Letter:

Severance.  If, upon or following a Change of Control (as defined in the Whole Foods Executive Retention Plan and Non-Compete Arrangement (the “Retention Plan”) as in effect on the date hereof), your employment is terminated (1) by the Company without “Cause” (as defined in the Retention Plan) or (2) by you with “Good Reason” (as defined below) (each of clauses (1) and (2) above, a “Qualifying Termination”), you shall be entitled to receive the following, subject to your execution and delivery of a general release of claims in favor of the Company and its affiliates in substantially the form attached to the Retention Plan (and non-revocation within the time period set forth therein):

•                                          A lump sum cash payment equal to $2 million, payable within 30 days following the date of your Qualifying Termination (subject to the paragraph entitled “Section 409A” below).

•                                          If a Qualifying Termination occurs prior to the date on which the Company pays annual bonuses in respect of its 2017 fiscal year, an additional lump sum cash payment of $975,000; if such Qualifying Termination occurs on or after the date on which the Company pays annual bonuses in respect of its 2017 fiscal year but prior to the date on which the Company pays annual bonuses in respect of its 2018 fiscal year, an additional lump sum cash payment of $650,000; and if such Qualifying Termination occurs on or after the date on which the Company pays annual bonuses in respect of the 2018 fiscal year but prior to the date on which the Company pays annual bonuses in respect of the 2019 fiscal year, an additional lump sum cash payment of $325,000; in each case, payable within 30 days following your Qualifying Termination (subject to the paragraph entitled “Section 409A” below).

•                                          To the extent any portion of the restricted stock award or option award granted to you pursuant to the Offer Letter remains unvested as of a Qualifying Termination, full accelerated vesting of such awards as of the Qualifying Termination.

•                                          To the extent any portion of the $400,000 cash compensation payable under the Offer Letter in respect of equity awards of a prior employer that you forfeited remains unpaid as of a Qualifying Termination, a lump sum cash payment equal to such unpaid portion, payable within 30 days following the date of the Qualifying Termination (subject to the paragraph entitled “Section 409A” below).

For purposes of this Agreement, “Good Reason” has the meaning set forth in the Retention Plan; provided, however, that, (a) notwithstanding clause (i) of such definition, any changes in your authority, position, duties, responsibilities, status, offices, title, or reporting requirements resulting solely the Company ceasing to be a public company by virtue of becoming a subsidiary or division of another public company upon and following a Change of Control shall not constitute Good Reason, and (b) clause (ii) of such definition shall be applied as though you were a participant in the Retention Plan as of the date of the applicable Change of Control.

Section 409A.  It is intended that this Agreement shall comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations relating thereto, or an exemption to Section 409A of the Code.  Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception.  For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the Section 409A of the Code deferral election rules and the exclusion under Section 409A of the Code for certain short-term deferral amounts.  All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code.  In no event may you, directly or indirectly, designate the calendar year of any payment under this Agreement.  Notwithstanding any other provision of this Agreement to the contrary, if you are considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the date of your termination of employment), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to you under this Agreement during the six-month period following your separation from service (as determined in accordance with Section 409A of the Code) on account of your separation from service shall be accumulated and paid to you on the first business day of the seventh month following your separation from service (the “Delayed Payment Date”) to the extent necessary to avoid the imposition of tax penalties under Section 409A of the Code.  You shall be entitled to interest on any delayed cash payments from the date of termination to the Delayed Payment Date at a rate equal to the applicable federal short-term rate in effect under Section 1274(d) of the Code for the month in which your separation from service occurs.  If you die during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of your estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of your death.

Miscellaneous.  This Agreement may not be amended or modified except by an agreement in writing signed by you and the Company.  This Agreement shall be binding upon any successor of the Company or its businesses (whether direct or indirect, by purchase, merger, consolidation, or otherwise), in the same manner and to the same extent that the Company would be obligated under this Agreement if no succession had taken place.  The term “Company,” as used in this letter, shall mean the Company as defined above and any successor or assignee to the business or assets that by reason hereof becomes bound by this letter.  This letter shall be governed by, and construed in accordance with, the laws of the State of Texas without reference to conflict of law rules.

*         *         *

We appreciate and value your dedicated service to the Company.  If you have any questions, please feel free to contact me.

[Signature Page Follows]

Please confirm your agreement to the foregoing by executing this Agreement as indicated below.

Sincerely,

WHOLE FOODS MARKET, INC.

	By:	/s/ John Mackey
		Name:	John Mackey
		Title:	Chief Executive Officer

Acknowledged and Agreed:

/s/ Keith Manbeck
Keith Manbeck

[Signature Page to Change of Control Letter Agreement]